As filed with the Securities and Exchange Commission on August 2, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TENET HEALTHCARE CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	95-2557091
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1445 Ross Avenue, Suite 1400

Dallas, Texas 75202

(Address of Principal Executive Offices, including Zip Code)

SIXTH AMENDED AND RESTATED

TENET HEALTHCARE 2008 STOCK INCENTIVE PLAN

(Full Title of the Plan)

Paul A. Castanon

Vice President, Deputy General Counsel and Corporate Secretary

Tenet Healthcare Corporation

1445 Ross Avenue, Suite 1400

Dallas, Texas 75202

(469) 893-2200

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.05 per share	5,400,000	$29.74 per share	$160,596,000	$16,172.02

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there also are registered hereunder such additional indeterminate number of shares of the Registrant’s Common Stock as may be issued as a result of any stock split, stock dividend, or similar transactions pursuant to the adjustment provisions of the Registrant’s Sixth Amended and Restated 2008 Stock Incentive Plan.
(2)	Pursuant to Rules 457(c) and 457(h) under the Securities Act, these prices are estimated solely for the purpose of calculating the registration fee and are based on the average of the high and low sales prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on August 1, 2016.

EXPLANATORY NOTE

By this Registration Statement, Tenet Healthcare Corporation (the “Company” or the “Registrant”) is registering an additional 5,400,000 shares of its common stock, $0.05 par value, issuable under the Sixth Amended and Restated Tenet Healthcare 2008 Stock Incentive Plan, as the same may be amended and restated (the “Plan”). The Registrant has previously filed registration statements relating to 479,494 shares of its common stock issuable under the Plan (SEC File No. 333-196262, filed on May 23, 2014), 4,514,403 shares of its common stock issuable under the Plan (SEC File No. 333-191614, filed on October 7, 2013), 5,325,000 shares of its common stock issuable under the Plan (SEC File No. 333-166768, filed on May 12, 2010), and 8,750,000 shares of its common stock issuable under the Plan (SEC File No. 333-151887, filed on June 24, 2008). The contents of those prior registration statements are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8. The numbers of shares throughout this Registration Statement have been adjusted for the Company’s one-for-four reverse stock split effective October 11, 2012.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5.	Interests of Named Experts and Counsel.

Paul A. Castanon, Vice President, Deputy General Counsel and Corporate Secretary of the Company, has delivered an opinion to the effect that the shares of common stock covered by this Registration Statement will be legally issued, fully paid and non-assessable. Mr. Castanon is eligible to participate in the Plan and owns shares of the Company’s common stock and holds outstanding awards under the Plan.

Item 8.	Exhibits.

A list of the exhibits included as part of this Registration Statement is set forth on the Exhibit Index and is hereby incorporated by reference thereto.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on August 2, 2016.

TENET HEALTHCARE CORPORATION
(Registrant)

By:	/s/ Paul A. Castanon
Paul A. Castanon
Vice President, Deputy General Counsel and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities with Tenet Healthcare Corporation and on the dates indicated.

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Trevor Fetter, Audrey T. Andrews, Daniel J. Cancelmi and Paul A. Castanon, acting alone, as his or her true and lawful attorneys-in-fact and agents, with full power of resubstitution and substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) or supplements to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments or supplements hereto in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Trevor Fetter Trevor Fetter	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	August 2, 2016

/s/ Daniel J. Cancelmi Daniel J. Cancelmi	Chief Financial Officer (Principal Financial Officer)	August 2, 2016

/s/ R. Scott Ramsey R. Scott Ramsey	Vice President and Controller (Principal Accounting Officer)	August 2, 2016

/s/ Edward A. Kangas Edward A. Kangas	Director	August 2, 2016

/s/ Brenda J. Gaines Brenda J. Gaines	Director	August 2, 2016

/s/ Karen M. Garrison Karen M. Garrison	Director	August 2, 2016

/s/ J. Robert Kerrey J. Robert Kerrey	Director	August 2, 2016

Freda C. Lewis-Hall, M.D.	Director

/s/ Richard R. Pettingill Richard R. Pettingill	Director	August 2, 2016

/s/ Matthew J. Ripperger Matthew J. Ripperger	Director	August 2, 2016

Ronald A. Rittenmeyer	Director

/s/ Tammy Romo Tammy Romo	Director	August 2, 2016

/s/ Randolph C. Simpson Randolph C. Simpson	Director	August 2, 2016

/s/ James A. Unruh James A. Unruh	Director	August 2, 2016

EXHIBIT INDEX

Exhibit No.	Description

4.1	Sixth Amended and Restated Tenet Healthcare 2008 Stock Incentive Plan (incorporated by reference to Exhibit 10(a) to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 1, 2016).

5.1	Opinion of Paul A. Castanon

23.1	Consent of Paul A. Castanon (contained in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

24.1	Power of Attorney (included on the signature page hereto)